Exhibit 99.1

NEWS RELEASE	PICO HOLDINGS, INC.

FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS
          (LA JOLLA, CALIFORNIA)—March 12, 2007 —PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $405.2 million ($25.52 per share) at December 31, 2006, compared to shareholders’ equity of $300.9 million ($22.67 per share) at the end of 2005. Net income of $29.2 million ($1.95 per share) was recorded for 2006, compared to net income of $16.2 million ($1.25 per share) in 2005.
          During 2006, shareholders’ equity increased by $104.3 million, representing growth in book value per share of 12.4%. The principal contributors to the growth in shareholders’ equity were the year’s $29.2 million in net income, and the issuance of 2.6 million new shares for net proceeds of $74.1 million at a price of $30 per share.
          In the fourth quarter of 2006, PICO earned net income of $9.8 million ($0.64 per share), compared to net income of $8.9 million ($0.67 per share) in the fourth quarter of 2005. During the final quarter of 2006, shareholders’ equity increased by $15.3 million ($0.97 per share).
          Commenting on the highlights of 2006, PICO’s President and Chief Executive Officer, John Hart, said:
          “During 2006, our water resource development subsidiary, Vidler Water Company, Inc., completed design and initiated construction of the 35 mile-long pipeline and related infrastructure to convey 8,000 acre-feet of water annually from Fish Springs Ranch to the fast-growing northern valleys of Reno, Nevada. To date, approximately 40% of the project has been completed, on time and on budget. We anticipate being able to deliver water in late 2007 or early 2008. Despite the decline in the housing market, demand for water to support development in the northern valleys of Reno continues to exceed the available supply of water. This is a long-term trend which, based on population projections, should only increase over time.
          “Another highlight of 2006 was Vidler entering into a water resources teaming agreement with Carson City. Carson City is the capital city of Nevada, and is located in the western part of the state, close to Reno. In the agreement, Vidler will design and provide for infrastructure costs to improve, expand and develop production, storage and reclamation activities to generate additional water supplies. When new supplies of water are sold, Vidler will recover its capital costs and then receive 50% of the net revenues generated. It is anticipated that the infrastructure improvements could initially result in creating 2,000 acre-feet of new water supply, and that number could increase as the community grows. This agreement is the initial step in developing new supplies of water for this rapidly growing area. Vidler also entered into an option agreement with a private party in February 2007, to acquire 1,000 acre-feet of agricultural water rights in the same area, which we intend to develop for municipal and industrial use. These new supplies will help resolve the area’s water shortage and support growth.
          “During 2006, hearings were completed on applications for new water rights at Kane Springs, Nevada, which were jointly filed by the Lincoln County Water District and Vidler. In January 2007, Lincoln/Vidler was awarded 1,000 acre-feet of new water rights, which will be supplied to the Coyote Springs development. Once the final permit is received, the sale to Coyote Springs is scheduled to close in 30 days at a price of $6,655 per acre-foot of water. We will continue to pursue additional water from this groundwater basin where Lincoln/Vidler maintains priority applications for approximately 17,375 acre-feet of water.
          “Nevada Land again achieved record results in 2006, and contributed almost $30.5 million in income. During 2006, we sold 7,675 acres of land and related water assets at Spring Valley Ranches for $22 million, which added $18.8 million to income. In addition, Nevada Land sold almost 200,000 acres of former railroad land for $16.5 million. The gross margin on land sales was $11.1 million, which represents a gross margin percentage of 66.8%.
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875 Prospect Street, Suite 301 • La Jolla, California 92037-4264
Phone: (858) 456-6022 • Fax: (858) 456-6480 • www.picoholdings.com

PICO Holdings, Inc.
2006 Results

          “Our insurance operations in run off contributed pre-tax income of $16 million. The principal components of income in this segment were $10.1 million in realized gains on the sale of investments, and a benefit of approximately $3.2 million from favorable development in the loss reserves of our insurance companies.
          “Finally, the Business Financing and Acquisitions segment generated pre-tax income of $6.8 million, principally due to realized gains on the sale of our holding in Anderson-Tully Company, and part of our holding in Raetia Energie AG.
          “The largest asset in the Business Financing and Acquisitions segment is our 23% interest in Jungfraubahn Holding AG, a Swiss mountain railway operator, which had a market value and book value of $49.1 million at December 31, 2006. During 2006, our holding in Jungfraubahn generated a total return of almost 20% in U.S. dollar terms, including an 8.2% increase in the stock price and a 2.6% dividend yield.
          “The following summary is provided as a supplement to the financial statements contained in our 10-K, to illustrate the relative size of PICO’s assets and activities.”

Segment	Net Book Value	Percentage

Vidler Water Company	$130.4 million	32.2%
Nevada Land & Resource Company	60.5 million	14.9%
Insurance Operations in Run Off	95.9 million	23.7%
Business Acquisitions and Financing	118.4 million	29.2%

Shareholders’ Equity	$405.2 million	100.0%

2006 FULL YEAR SEGMENT RESULTS OF OPERATIONS
Our full year segment results of operations are:

	2006	2005
Income (Loss) Before Taxes & Minority Interest By Operating Segment:
Vidler Water Company	$(2,451,000)	$56,212,000
Nevada Land & Resource Company	30,499,000	12,038,000
Business Acquisitions and Financing	6,839,000	(38,464,000)
Insurance Operations in Run Off	15,980,000	10,539,000

Income Before Taxes & Minority Interest	$50,867,000	$40,325,000
Income tax provision	(19,390,000)	(18,594,000)
Minority interest	34,000	536,000
Loss from discontinued operations, net	(2,268,000)	(6,065,000)

Net Income	$29,243,000	$16,202,000

          PICO is a diversified holding company. PICO seeks to build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our participation can aid in the recognition of the business’s fair value, as well as create additional value.
          Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings. Currently our two major businesses are Vidler Water Company, a water resource development business, and Nevada Land & Resource Company, one of the largest private landowners in the state of Nevada. Vidler is a significant private sector owner of water resources and water storage operations in Nevada and Arizona. Nevada Land owns approximately 560,000 acres of land in northern Nevada, and certain water and mineral rights related to the property.
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PICO Holdings, Inc.
2006 Results

FOURTH QUARTER SEGMENT RESULTS OF OPERATIONS
Our fourth quarter segment results of operations are:

	2006	2005
Income (Loss) Before Taxes & Minority Interest By Operating Segment:
Vidler Water Company	$(942,000)	$7,185,000
Nevada Land & Resource Company	5,587,000	7,242,000
Business Acquisitions and Financing	2,473,000	(4,252,000)
Insurance Operations in Run Off	4,845,000	4,662,000

Income Before Taxes & Minority Interest	$11,963,000	$14,837,000
Income tax provision	(4,893,000)	(4,228,000)
Minority interest		27,000
Income (Loss) from discontinued operations, net	2,743,000	(1,780,000)

Net Income	$9,813,000	$8,856,000

OTHER INFORMATION AND WHERE TO FIND IT
          At December 31, 2006, PICO Holdings, Inc. had a market capitalization of $552 million, and 15,880,458 shares issued and outstanding (net of treasury stock).
          On February 28, 2007, PICO sold 2,823,000 newly-issued shares of PICO common stock to institutional investors, at a price of $37 per share, for estimated net proceeds of $100.2 million. Following the stock offering, PICO had 18,704,293 shares issued and outstanding (net of treasury stock). At March 2, 2007, PICO had a market capitalization of $711 million.
          Given the size and diversity of our asset base, this release only summarizes the most significant elements in our 2006 results. For fuller information on our principal activities and assets, recent developments, and the current outlook, we encourage all investors to read our Form 10-K report for 2006, which has already been filed with the Securities and Exchange Commission. The report can be accessed on-line via our web-site (www.picoholdings.com), or you can call Carlene Wilbur (614-475-3178 ext. 255) to request a paper copy.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This press release contains “forward-looking statements” within the meaning of securities law, and the Company intends that such statements be protected by the safe harbor created by the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the Company’s expectations of Vidler being able to deliver water to Reno, Nevada in 2007 or early 2008; the expectation that high demand for water is a long-term trend that will increase over time; Vidler’s ability to design infrastructure improvements, and to obtain expected new water supplies and revenues from such infrastructure improvements; additional steps in developing new water supplies in the Carson City, Nevada area; the expected sale of water rights at Kane Springs, Nevada; the Company’s pursuit of additional water from groundwater basis in Lincoln County; and the growth plans of the Company. Such forward-looking statements are subject to a number of risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, (a) uncertainties related to the construction of infrastructure; (b) fluctuations in the housing market in the Southwest; (c) the continued demand for strategic water assets; (d) governmental approval processes and the Company’s ability to work with governmental agencies; (e) the Company’s ability to identify promising businesses in which the Company can create value, as well as other risks and uncertainties detailed from time to time in PICO’s filings with the Securities and Exchange Commission.

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CONTACT: Max Webb	Chief Financial Officer	(858) 456-6022 ext. 216